Table of Contents

Exhibit 10.4

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

January 1, 2011

     The parties to this Amended and Restated Employment Agreement (this “Agreement”) are World Wrestling Entertainment, Inc., a Delaware corporation (the “Company”), and Vincent K. McMahon (the “Executive”). The Company and the Executive currently are parties to an Employment Agreement dated October 14, 1999, as amended (the “Existing Employment Agreement”) and Booking Contract dated February 15, 2000, as amended (the “Booking Contract”). The parties wish to amend and restate the Existing Employment Agreement to provide for the continued employment of the Executive as Chairman and Chief Executive Officer of the Company as of the date first above written (the “Effective Date”) and to address certain subjects in connection with Executive’s role as a creative director, writer and performer that are currently covered by the Booking Contract, subject to the terms provided herein.

     Accordingly, the parties, intending to be legally bound, agree as follows:

1. Position and Duties.

     1.1. Titles; Reporting; Duties. During the Employment Term (as defined in Section 2), the Company shall employ the Executive and the Executive shall serve the Company as its Chairman and Chief Executive Officer subject to the terms of this Agreement. As Chairman and Chief Executive Officer of the Company, the Executive shall report to and otherwise shall be subject to the direction and control of the Company’s Board of Directors (the “Board”) and shall have such duties, responsibilities and authorities consistent with such positions as may be assigned to him by the Board from time to time. The Executive shall use his best efforts to promote the Company’s interests and he shall perform his duties and responsibilities faithfully, diligently and to the best of his ability, consistent with sound business practices. The Executive may be required to provide services to, or otherwise serve as an officer or director of, any direct or indirect subsidiary of the Company. The Executive shall comply with the Company’s policies applicable to executive officers of the Company.

     1.2 Creative Director, Writer, and Performer Duties. In addition to his duties and responsibilities as Chairman and Chief Executive Officer of the Company, the Executive shall serve as the Company’s creative director, and as a writer and performer at various times for and in the Company’s events and productions.

     1.3. Outside Activities. The Executive shall devote substantially all of his full working time to the business and affairs of the Company. Notwithstanding the preceding sentence, the Executive may engage in such other business and charitable activities that, in the good faith judgment of the Board, do not violate Section 8, create a conflict of interest or the appearance of a conflict of interest with the Company or materially interfere with the performance of his obligations to the Company under this Agreement.

2. Term of Employment. The term of the Executive’s employment by the Company under this Agreement shall be for a period of three (3) years commencing on the Effective Date (the “Employment Term”). The Employment Term shall be subject to earlier termination under Section 5 or Section 6 or extension as described in the next sentence. The Employment Term shall be extended automatically for an additional year as of the third anniversary of the Effective Date and as of each subsequent annual anniversary of the Effective Date (each such anniversary is referred to herein as an “Anniversary Date”), unless at least one hundred eighty (180) days prior to any such Anniversary Date either party shall have given notice to the other party that the Employment Term shall not be so extended.

3. Compensation.

     3.1. Base Salary. During the Employment Term, the Executive shall be entitled to receive a base salary (“Base Salary”) at the annual rate of at least One Million One Hundred Thousand Dollars ($1,100,000.00) for services rendered to the Company or any of its direct or indirect subsidiaries, payable in accordance with the Company’s regular payroll practices (but no less frequently than monthly). The Executive’s Base Salary will be reviewed annually by the Compensation Committee of the Board and may be adjusted in the Compensation Committee’s discretion.

     3.2. Bonus Compensation. During the Employment Term, the Executive also shall be entitled to receive incentive compensation (“Bonus”) in such amounts and at such times as the Compensation Committee of the Board may determine in its discretion to award to him under and in accordance with the Company’s 2007 Omnibus Incentive Plan (including any amendments thereto) and any successor incentive compensation or bonus plan or plans for senior executives of the Company as may be established by the Company from time to time (collectively, the “Executive Bonus Plan”). The Executive’s annual target bonus opportunity (a “Bonus Opportunity”) shall be one hundred percent (100%) of the Executive’s Base Salary. Such Bonus amounts shall be based upon the degree of achievement of corporate and individual performance criteria as may be set from time to time by the Compensation Committee of the Board for the Company’s senior executives.

     3.3. Recovery of Compensation in Certain Circumstances. Notwithstanding any other provision of this Agreement, if the Board determines that the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the law, whether such noncompliance is the result of misconduct or other circumstances, the Executive shall be required to reimburse the Company for any Bonus or other incentive compensation received by the Executive to the extent required by and otherwise in accordance with applicable law and any Company policies.

4. Expenses and Other Benefits.

     4.1. Reimbursement of Expenses. During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and practices presently followed by the Company or as may be established by the Board for its senior executive officers) in performing services under this Agreement, provided that the Executive properly accounts for such expenses in accordance with the Company’s policies.

     4.2. Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in and to receive benefits as a senior executive under all of the Company’s employee benefit plans, programs and arrangements available to senior executives, subject to the eligibility criteria and other terms and conditions thereof, as such plans, programs and arrangements may be duly amended, terminated, approved or adopted by the Board from time to time. The Executive shall be entitled to four (4) weeks of paid vacation during each calendar year during the Employment Term, or such greater period as the Compensation Committee of the Board may determine from time to time.

     4.3 Use of Company Aircraft. When the Company’s aircraft is not in use for business purposes, the aircraft may be used for the personal travel of the Executive and members of his immediate family and their invited guests. For any personal use of the aircraft in accordance with this Section 4.3, the management company for the aircraft shall bill the Executive directly at rates applicable to the Company’s business use of such aircraft and which cover all incremental cost(s) that otherwise would result to the Company from the Executive’s personal use. Duplicate copies of such bills shall be provided to the Company.

5. Termination of Employment.

     5.1. Death. The Executive’s employment under this Agreement shall terminate upon his death.

     5.2. Termination by the Company. The Company may terminate the Executive’s employment under this Agreement at any time with or without Cause (as defined below). For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment under this Agreement by reason of any of the following which is materially and demonstrably injurious to the interest, property, operations, business or reputation of the Company or its affiliates: (a) the Executive’s theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company or its affiliates; (b) the Executive’s intentional perpetration or attempted perpetration of fraud, or participation in a fraud or attempted fraud, on the Company or its affiliates; (c) the Executive’s willful and intentional material misconduct in performance of his duties or gross negligence of his duties (other than due to the Executive’s Disability), including an intentional failure to follow any applicable Company policies or directives; (d) the Executive’s conviction of or plea of guilty or nolo contendere to a misdemeanor involving moral turpitude or any felony; or (e) the Executive’s willful and intentional material breach of this Agreement, including the restrictive covenants set forth in Section 8. For purposes of this Section 5.2, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. If, in the reasonable, good faith judgment of the Board, the act or omission that would otherwise constitute “Cause” hereunder is reasonably susceptible to cure, the Executive shall have thirty (30) days from his receipt of written notice from the Company describing such act or omission to effect the cure of such circumstances to the good faith satisfaction of the Board. If, in the reasonable, good faith judgment of the Board, the act or omission that would otherwise constitute “Cause” hereunder is not reasonably susceptible to cure, or such circumstances have not been satisfactorily cured within such thirty (30)-day cure period, such act or omission will thereupon constitute “Cause” hereunder.

     5.3. Termination by the Executive. The Executive may terminate his employment under this Agreement with or without Good Reason (as defined below). If such termination is with Good Reason, the Executive shall give the Company written notice, which shall identify with reasonable specificity the grounds for the Executive’s resignation and provide the Company with thirty (30) days from the day such notice is given to cure the alleged grounds for resignation contained in the notice. A termination shall not be for Good Reason if such notice is given by the Executive to the Company more than ninety (90) days after the occurrence of the event that the Executive alleges is Good Reason for his termination hereunder. For purposes of this Agreement, “Good Reason” shall mean any of the following to which the Executive shall not specifically consent in writing after being fully informed thereof by a notice which fully sets forth the Executive’s rights hereunder in respect of such actions by the Company: (a) the assignment to the Executive of any duties materially inconsistent in any respect with the Executive’s positions with the Company (including reporting requirements), authority, duties or responsibilities as contemplated by Section 1.1 of this Agreement, or any action by the Company which results in a material diminution in such positions, authority, duties or responsibilities; (b) any failure by the Company to comply with any of the material provisions of this Agreement, including the provisions of Section 10.1; (c) any material reduction in the Executive’s base compensation, other than a reduction that applies uniformly to all senior executive officers; or (d) any relocation of the Company’s executive offices to a location which is more than fifty (50) miles from Stamford, Connecticut.

     5.4. Date of Termination. “Date of Termination” shall mean the earlier of the date of expiration of the Employment Term or the date on which the Executive’s employment with the Company actually terminates.

     5.5 Effect of Termination. The termination of the Executive’s employment or termination of this Agreement for any reason shall not affect any of the Company’s intellectual property ownership or use rights, or other rights hereunder, that pursuant to their terms or by their nature survive such termination.

6. Disability. The Executive shall be determined to be “Disabled” (and the provisions of this Section 6 shall be applicable) if (a) as of the end of any twelve (12) consecutive month period during which, by reason of physical or mental injury or disease, the Executive has been unable to perform substantially the Executive’s usual and customary duties under this Agreement, and (b) a reputable physician selected by the Company determines in writing that the Executive will, by reason of physical or mental injury or disease, be permanently unable to perform substantially the Executive’s usual and customary duties under this Agreement; provided, however, that an injury that prevents the Executive from performing in professional wrestling performances of the Company and its affiliates shall not constitute a disability for purposes of this Agreement so long as Executive remains able to perform his services in accordance with Section 1.1 of this Agreement. Upon a determination that the Executive is Disabled, the Company may terminate the Executive’s employment without breaching this Agreement by providing notice to the Executive of such determination. For the period from the date the Executive is determined to be Disabled through the earlier of the Date of Termination or the date of the Executive’s death (the “Disability Period”), the Company shall continue to provide the Executive all compensation and benefits provided for in Sections 3 and 4; provided, however, that the Company’s obligation to pay the Executive’s Base Salary shall be reduced by the amounts paid to the Executive under any long-term disability insurance plan sponsored or otherwise maintained by the Company during the Disability Period. The determination of whether the Executive is Disabled is intended to be made in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder.

7. Compensation of the Executive upon Termination.

     7.1. Death. If the Executive’s employment under this Agreement is terminated by reason of his death, the Company shall pay the Executive’s Accrued Obligations (as defined below), in a single lump sum cash payment within thirty (30) days after the Date of Termination, and the Company thereafter shall have no further obligation to the Executive under this Agreement, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Company. Payment of the benefits described under this Section 7.1 shall be made to the person or persons designated by the Executive for that purpose in a notice filed with the Company, or, if no such person shall have been so designated, to his estate. For purposes of this Agreement, “Accrued Obligations” shall mean (a) the Executive’s accrued but unpaid Base Salary through the Date of Termination, (b) any Bonus which under the Executive Bonus Plan was fully earned and unpaid on the Date of Termination, and (c) any accrued but unpaid cash entitlements (including accrued but unused vacation) and reimbursement of business expenses per Section 4.1. Any amounts payable under this Section 7.1 shall be exclusive of and in addition to any payments which the Executive’s widow, beneficiaries or estate may be entitled to receive pursuant to any employee benefit plan or program maintained by the Company.

     7.2. Disability. If the Executive’s employment is terminated by reason of being Disabled pursuant to Section 6, the Company shall pay to the Executive, within thirty (30) days after the Date of Termination, the amount of any Accrued Obligations, and the Company thereafter shall have no further obligation to the Executive under this Agreement, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Company.

     7.3. Termination by the Company for Cause or the Executive other than for Good Reason following a Change of Control. If the Executive’s employment is terminated by the Company for Cause, or if the Executive terminates his employment other than for Good Reason following a Change in Control as contemplated by Section 7.4, the Company shall pay to the Executive, within thirty (30) days after the Date of Termination, the amount of any Accrued Obligations and the Company thereafter shall have no further obligation to the Executive under this Agreement, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Company.

     7.4. Termination by the Company without Cause or by Executive for Good Reason following a Change in Control.

     (a) Severance Benefits on a Termination by the Company without Cause. Subject to the provisions of Section 7.4(d), if the Company terminates the Executive’s employment without Cause, then the Executive shall be entitled to the following benefits (the “Severance Benefits”):

          (i) a cash amount equal to the Executive’s Accrued Obligations, payable in a single lump sum cash payment within thirty (30) days after the Date of Termination;

          (ii) a cash amount equal to two (2) times the Executive’s Base Salary in effect as of the Date of Termination, payable in a single lump sum cash payment within thirty (30) days after the Date of Termination;

          (iii) a cash amount equal to two (2) times the Executive’s target Bonus Opportunity as described in Section 3.2, payable in a single lump sum cash payment at the same time as bonuses are paid to other executive officers for the year in which the Date of Termination occurs; provided, however, that no amount will be payable as part of the Severance Benefits under this clause (iii) if the Company fails to achieve the applicable Company financial performance goals for the year in which the Date of Termination occurs at or above the threshold level established by the Board’s Compensation Committee or otherwise as provided under the Company’s Executive Bonus Plan; and

          (iv) for a period of twenty-four (24) months following the Date of Termination, the Executive and his applicable dependents shall be provided with coverage under or substantially similar to the health, accident, life and disability insurance benefits that the Executive was receiving under Company plans immediately prior to the Date of Termination, subject to the payment by the Executive of any employee portion of the applicable monthly premiums for such coverage then in effect; provided, that with respect to taxable coverage provided to the Executive or his dependents, the entire applicable premium cost shall be charged to the Executive for such coverage and the Company shall reimburse the Executive for the cost of the premium in excess of the applicable employee-paid portion; provided, further, such reimbursement shall be available only to the extent that (A) such premium expense is actually incurred for any particular calendar year and reasonably substantiated; (B) such reimbursement shall be made no later than the end of the calendar year following the year in which such expense is incurred by the Executive or his applicable dependents; (C) no reimbursement provided for any expense incurred in one taxable year shall affect the amount available in another taxable year; and (D) the right to this reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, the benefits provided under this clause (iv) in the event of a termination under this Section 7.4 shall be discontinued to the extent, but only to the extent, that the Executive receives substantially similar benefits from a subsequent employer.

     (b) Severance Benefits on a Termination by Executive with Good Reason Following a Change in Control. Subject to the provisions of Section 7.4(d), if the Executive terminates his employment for Good Reason within two (2) years following the occurrence of any Change in Control (as defined in Section 7.4(c)), then the Executive shall be entitled to the Severance Benefits as described in Section 7.4(a).

     (c) Definition of Change in Control. For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following; provided, however, that “Change in Control” shall have the definition of “Change in Control” contained in Section 409A of the Code in any instance in which amounts are paid under this Agreement as a result of a Change in Control and such amounts are treated as deferred compensation under Section 409A:

          (i) the acquisition in one or more transactions, other than from the Company, by any individual, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of all outstanding Company securities; provided, however, that the following shall not constitute a Change in Control: any acquisition by (1) the Company or any of its subsidiaries, any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or (2) any corporation with respect to which, following such acquisition, more than 70% of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company voting securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Company voting securities; or

          (ii) consummation of a reorganization, merger or consolidation, unless, following such reorganization, merger or consolidation, all or substantially all of the individuals and entities who were the beneficial owners of the Company voting securities immediately prior to such reorganization, merger or consolidation, following such reorganization, merger or consolidation beneficially own, directly or indirectly, more than 70% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership of the Company voting securities immediately prior to such reorganization, merger or consolidation, as the case may be; or

          (iii) the liquidation or dissolution of the Company; or

          (iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company; or

          (v) during any period of not more than two years, individuals who constitute the Board as of the beginning of the period and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i) or (ii) of this 7.4(c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at such time or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

          Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred solely as a result of any transaction as provided in subsection (i) or (ii) above following which Vincent K. McMahon and his family (as defined in Section 267(c)(4) of the Code) retain beneficial ownership of voting securities of, as applicable, the Company, its successor or the ultimate parent corporation or other entity of the chain of corporations or other entities which includes the Company or its successor, representing voting power that is equal to or greater than that of any other individual, entity or group.

     (d) Conditions to Receipt of Severance Benefits under Section 7.4(a).

          (i) Release. As a condition to receiving any Severance Benefits to which the Executive may otherwise be entitled under Section 7.4(a) or (b), the Executive shall execute a release (the “Release”), in a form and substance satisfactory to the Company, of any claims, whether arising under federal, state or local statute, common law or otherwise, against the Company and its direct or indirect subsidiaries which arise or may have arisen on or before the date of the Release, other than any claims under this Agreement or any rights to indemnification from the Company and its direct or indirect subsidiaries pursuant to any provisions of the Company’s (or any of its subsidiaries’) articles of incorporation or by-laws or any directors and officers liability insurance policies maintained by the Company. If the Executive fails or otherwise refuses to execute a Release within forty-five (45) days after the Company’s request to do so (which request shall not be made until all amounts hereunder have been properly calculated under the terms hereof), the Executive shall not be entitled to any Severance Benefits, or any other benefits provided under this Agreement and the Company shall have no further obligations with respect to the payment of those benefits except as may be required by law.

          (ii) Limitation on Benefits. If, following a termination of employment that gives the Executive a right to the payment of Severance Benefits under Section 7.4(a) or (b), the Executive violates in any material respect any of the covenants in Section 8 or as otherwise set forth in the Release, the Executive shall have no further right or claim to any payments or other benefits to which the Executive may otherwise be entitled under Section 7.4(a) or (b) from and after the date on which the Executive engages in such activities and the Company shall have no further obligations with respect to such payments or benefits; provided, however, that the covenants in Section 8 shall continue in full force and effect.

     7.5. Severance Benefits Not Includable for Employee Benefits Purposes. Except to the extent the terms of any applicable benefit plan, policy or program provide otherwise, any benefit programs of the Company that takes into account the Executive’s income shall exclude any and all severance payments and benefits provided under this Agreement.

     7.6. Exclusive Benefits. The Severance Benefits payable under Section 7.4(a) and Section 7.4(b), if either provision becomes applicable under the terms of this Agreement, shall be mutually exclusive and shall be in lieu of any other severance or similar benefits that would otherwise be payable under any other agreement, plan, program or policy of the Company. In addition, the Company and the Executive agree that, in the event of a termination of the Executive’s employment under any provision of Section 5, the Executive shall be entitled solely to the payments and other benefits provided under the applicable provisions of this Section 7 with respect to such termination, and the Company, upon satisfaction of such payments and other benefits, thereafter shall have no further obligation to the Executive under this Agreement or with respect to the Executive’s employment with the Company or any direct or indirect subsidiaries of the Company, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Company.

     7.7 Parachute Payment Limitation.

     (a) Notwithstanding anything in this Agreement to the contrary, if any severance pay or benefits payable under this Agreement (without the application of this Section 7.7), either alone or together with other payments, awards, benefits or distributions (or any acceleration of any payment, award, benefit or distribution) pursuant to any agreement, plan or arrangement with the Company or any of its affiliates (the “Total Payments”), would constitute a “parachute payment” (as defined in Section 280G of the Code), then the following shall occur:

          (i) Company’s independent auditors (the “Auditor”) shall compute the net present value to Executive of all the Total Payments after reduction for the excise taxes imposed by Section 4999 of the Code and for any normal income taxes that would be imposed on Executive if such Total Payments constituted Executive’s sole taxable income; and

          (ii) The Auditor shall next compute the maximum net present value of the Total Payments that can be provided without any such Total Payments being characterized as “Excess Parachute Payments” (as defined in Section 280G of the Code) and reduce the result by the amount of any normal income taxes that would be imposed on Executive if such reduced Total Payments constituted Executive’s sole taxable income.

     (b) If the result derived in clause (i) above is greater than the result derived in clause (ii) above, then the Company shall pay Executive the full amount of the Total Payments without reduction. If the result derived from clause (i) above is not greater than the result derived in clause (ii) above, then the Company shall pay Executive the maximum Total Payments possible without any such Total Payments being characterized as Excess Parachute Payments. The determination of how such Total Payments will be reduced shall be made by Executive in good faith after consultation with the Company and otherwise in accordance with applicable law.

     (c) If, as a result of any uncertainty in the application of Section 4999 at the time of the initial determination by the Auditor under Section 7.7(a), the Auditor subsequently determines that (i) the Total Payments should have been reduced or reduced by a larger amount (an “Overpayment”), any such Overpayment, to the extent actually paid or provided to the Executive, shall be repaid by the Executive to the Company in full within thirty (30) days after the Executive receives notice of the Auditor’s determination; provided, however, that the amount of the Overpayment to be repaid by the Executive to the Company will be reduced to the extent that the Auditor determines that any portion of the Overpayment to be repaid will not be offset by a corresponding reduction in the amount of the Executive’s Excess Parachute Payments by reason of such repayment, or (ii) the Total Payments should not have been reduced or should have been reduced by a smaller amount (an “Underpayment”), any such Underpayment shall be deemed vested and payable by the Company to the Executive within thirty (30) days after the Company receives notice of the Auditor’s determination, or such later date that such payment becomes vested and due under its terms.

     7.8 No Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Section 7 by seeking other employment or otherwise, and the amounts of compensation or benefits payable or otherwise due to the Executive under this Section 7 or other provisions of this Agreement, except as provided in Section 7.4(a)(iv) above, shall not be reduced by compensation or benefits received by the Executive from any other employment he shall choose to undertake following termination of his employment under this Agreement; provided, however, that the Executive’s entitlement to Severance Benefits under Section 7.4(a) shall be subject to his compliance with the covenants set forth in Section 8.

8. Restrictive Covenants.

     8.1. Confidential Information. The Executive acknowledges that by reason of his relationship with and service to the Company, the Executive has had and shall have access to confidential information relating to operations and technology and know-how which have been developed by the Company and its affiliates and may be developed in the future by the Company and its affiliates, including information and knowledge pertaining to wrestling productions and performances, public relations and marketing, products and their design and manufacture, methods of operation, sales and profit data, customer and supplier lists and relationships between the Company and its affiliates and its customers, suppliers and others who have business dealings with it, other information not readily available to the public, and plans for future developments relating thereto. In recognition of the foregoing, during the Employment Term and at all times thereafter, the Executive shall maintain the confidentiality of all such information and other matters of the Company and its affiliates known to the Executive which are not otherwise in the public domain and shall not disclose any such information to any person outside the organization of the Company, wherever located, except as required by law or in the good faith performance of his duties for the Company, or otherwise with the Board’s prior written authorization and consent. Further, the Executive agrees not to, directly or indirectly, duplicate, sell, use, lease, commercialize or otherwise divulge to any person or entity any of the Company’s confidential information or use any such information for his own benefit or profit or allow any person, entity or third party, other than the Company and authorized agents and employees, to use or otherwise gain access to any such information.

     8.2. Records. All papers, books and records of every kind and description relating to the business and affairs of the Company, or any of its affiliates, whether or not prepared by the Executive, other than personal notes prepared by or at the direction of the Executive, shall be the sole and exclusive property of the Company, and the Executive shall surrender them to the Company at any time upon request by the Secretary of the Company.

     8.3. Non Competition. During the Employment Term and for a period of twelve (12) months after the Date of Termination, the Executive hereby agrees with the Company as to the following covenants:

     (a) he shall not, directly or indirectly, engage in, or be employed by, or act as a consultant to, or be a director, officer, owner or partner of or acquire an interest in a business competing with the professional wrestling or other core businesses conducted by the Company or any of its subsidiaries or affiliates, nor without the prior written consent of the Board directly or indirectly have any interest in, own, manage, operate, control, be connected with as a stockholder, joint venturer, officer, employee, partner or consultant, or otherwise engage, invest or participate in any business that is competitive with the professional wrestling or other core businesses conducted by the Company or by any subsidiary or affiliate of the Company; provided, however, that nothing contained in this Section 8.3 shall prevent the Executive from investing or trading in stocks, bonds, commodities, securities, real estate or other forms of investment for the Executive’s own account and benefit (directly or indirectly), so long as the Executive’s ownership interest therein does not exceed three percent (3%) of any publicly-owned entity or five percent (5%) of any privately-owned entity or fund, and provided the Executive has no active role in the management of such entity or fund and such investment activities do not significantly interfere with the Executive’s services to be rendered hereunder and are consistent with the conflict of interest policies maintained by the Company from time to time;

     (b) he shall not actively solicit any employee, agent or independent contractor of the Company or any of its subsidiaries or affiliates to leave the employment or service thereof; and

     (c) he shall not induce or attempt to induce any customer, supplier, licensee or other individual, corporation or other business organization having a business relationship with the Company or its subsidiaries or affiliates to cease doing business with the Company or its subsidiaries or in any way interfere with the relationship between any such customer, supplier, licensee or other person and the Company or its subsidiaries or affiliates.

     8.4. Works.

     (a) All Works (as defined below) and the Executive’s contributions thereto during his employment by the Company shall belong solely and exclusively to the Company in perpetuity notwithstanding any termination of this Agreement. All Works shall be considered “works made for hire” owned by the Company as a work prepared by an employee within the scope of his employment under the United States Copyright Act of 1976, as amended (17 U.S.C. § 101 et seq.). To the extent that such Works are deemed works other than “works made for hire,” the Executive hereby assigns to Company all right, title and interest in and to all rights in such Works and all renewals and extensions of the copyrights or other rights that may be secured under the laws now or hereafter in force and effect in the United States of America or any other country or countries. The Company may file applications to register copyright as author thereof. The Executive shall take whatever steps and do whatever acts the Company requests, including, but not limited to, placement of the Company’s proper copyright notice on such Works to secure or aid in securing copyright protection and shall assist the Company or its nominees in filing applications to register claims of copyright in such works. The Executive shall not reproduce, distribute, display publicly, or perform publicly, alone or in combination with any data processing or network system, any Works of the Company without the written permission from the Company.

     (b) “Works” means all materials, information, writings, and performances created by, or contributed to by, the Executive in the course of or as a result of the Executive’s employment by the Company which is fixed in any tangible medium of expression now or hereafter invented, including, but not limited to, notes, drawings, memoranda, correspondence, documents, records, notebooks, flow charts, computer programs, source and object codes, or portions thereof, and including, but not limited to, the Executive’s writing, appearances, performances, and creative director work product, the Events, and the Footage (as defined below) (including without limitation all storylines, incidents, dialogue, characters, actions, routines, ideas, gags, costumes or parts of costumes, accessories, crowns, Inventions, championship, title or other belts (if applicable), and any other tangible or intangible materials written, composed, submitted, added, improvised, or created by or for the Executive in connection with his appearance at the Events and/or in the Footage).

     (c) The Executive hereby grants to the Company the exclusive right during the Employment Term to video tape, film, photograph, or otherwise record, or to authorize others to do so, by any media now known or hereinafter discovered, the Executive's writing, appearance, performance, commentary, and any other work product for or related to the Events or for or related to any and all of the services performed by the Executive pursuant to the terms herein. (These recordings by tape, film, photograph, disc, or otherwise are collectively referred to herein as the “Footage”).

     (d) Notwithstanding the termination of this Agreement for any reason, and notwithstanding any other provision of this Agreement, the Company shall have the right to produce, reproduce, reissue, manipulate, reconfigure, license, manufacture, record, perform, exhibit, broadcast, transmit, publish, copy, compile, print, reprint, vend, sell, distribute use or otherwise disseminate the Footage in perpetuity by any form of media, now or hereafter devised (including without limitation, free, cable, pay cable, closed circuit and pay per view television, the internet, video on demand, and subscription video on demand), CD, DVD, videodisc, videocassette, optical, electrical and/or digital compilations, theatrical motion picture and/or non-theatrical motion picture.

     8.5. Inventions. All Inventions (as defined below) made or conceived by the Executive, either solely or jointly with others, during the Executive’s employment by the Company and within one (1) year after termination of such employment, whether or not such Inventions are made or conceived during the hours of the Executive’s employment or with the use of the Company’s facilities, materials, or personnel, shall be the property of the Company or its nominees. “Invention” means discoveries, concepts, and ideas, whether patentable or not, including apparatus, processes, methods, techniques, and formulae, as well as improvements thereof or know-how related thereto, relating to any present or prospective activities of the Company or its subsidiaries. The Executive shall, without royalty or any other additional consideration: (a) inform the Company promptly and fully of such Inventions by written reports, setting forth in detail a description, the operation and the results achieved; (b) assign to the Company all the Executive’s right, title, and interest in and to such Inventions, any applications for United States and foreign Letters Patent, any continuations, divisions, continuations-in-part, reissues, extensions or additions thereof filed for upon such Inventions and any United States and foreign Letters Patent; (c) assist the Company or its nominees, at the expense of the Company, to obtain, maintain and enforce such United States and foreign Letters Patent for such Inventions as the Company may elect; and (d) execute, acknowledge, and deliver to the Company at its expense such written documents and instruments, and do such other acts, such as giving testimony in support of the Executive’s inventorship and invention, as may be necessary in the opinion of the Company to obtain, maintain or enforce the United States and foreign Letters Patent upon such Inventions and to vest the entire right and title thereto in the Company and to confirm the complete ownership by the Company of such Inventions.

     8.6. Injunctive Relief.

     (a) The Executive agrees and warrants that the covenants contained herein are reasonable, that valid consideration has been and shall be received therefor and that the agreements set forth herein are the result of arm’s-length negotiations between the parties hereto. The Executive acknowledges that a breach of any of the covenants contained in this Section 8 may result in material, irreparable injury to the Company for which there is no adequate remedy at law, that it shall not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat of breach, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 8 or such other relief as may be required to specifically enforce any of the covenants in this Section 8.

     (b) The parties further agree that because of the special, unique, and extraordinary nature of the obligations of the Company and the Executive respecting all rights and licenses concerning bookings, promoting, Footage, Events, Intellectual Property, which are the subject matter of Section 9 of this Agreement, the Executive’s breach of any provision of Section 9 shall cause the Company irreparable injury which cannot be adequately measured by monetary relief; as a consequence the Company shall be entitled to injunctive and other equitable relief against the Executive to prevent the Executive’s breach or default under Section 9 and such injunction or equitable relief shall be without prejudice to any other rights, remedies or damages which the Company is legally entitled to obtain.

     8.7. Adjustment of Covenants. If any covenant or restriction contained in this Section 8 is found to be void or unenforceable and would have been valid had some part of it been deleted or had its scope of application been modified, such covenant or restriction shall be deemed to have been applied with such modification as would be necessary and consistent with the intent of the parties to have made it valid, enforceable and effective.

9. Role as Creative Director and Performer.

     9.1 Grant of Rights Relating to Performances. The Executive hereby grants exclusively to the Company, and the Company hereby accepts, the following worldwide rights:

(i) During the Employment Term, the worldwide rights to the Executive’s services, appearances, and/or performances in the entertainment industry. Without limiting the generality of the foregoing, such worldwide rights shall include, without limitation, the right to engage the Executive’s services, appearances, and/or performances in: (A) on an exclusive basis, professional wrestling matches and other events, engagements, appearances, filmings, photography shoots, autograph signings and other business and charitable events relating to professional wrestling or sports entertainment, whether or not staged before a live audience, in a television broadcast studio, on location or otherwise (collectively, the “Events”); and (B) on a non-exclusive but first priority basis, all other events, engagements, appearances, filmings, photography shoots, autograph signings and other business and charitable events that are not related to professional wrestling or sports entertainment in connection with movies, films, commercials, product endorsements, videos, television programs, radio, magazines, books, theatre, Internet or any other media in the entertainment industry (collectively, “Other Appearances”), it being agreed that the Executive may, on his own behalf, engage in Other Appearances so long as they do not interfere with the Executive’s obligations hereunder and are otherwise consistent with Section 1.3 hereof.

(ii) During the Employment Term and thereafter as provided for in this Agreement, the right to sell or otherwise distribute tickets of admission to the general public for viewing of any or all of the Events that include the performance or appearance of the Executive, as well as the right to exhibit, broadcast and transmit the Footage, as defined in Section 8.4, via closed circuit transmission, pay-per-view transmission, subscription transmission (e.g., subscription video on demand), video on demand transmission, video exhibition, or any other medium now known or hereinafter discovered.

(iii) During the Employment Term and thereafter as provided for in this Agreement, the right to solicit, negotiate, and enter into agreements for and on behalf of the Executive for the exploitation of the Executive’s Intellectual Property, as defined herein below, through any means whatsoever including internet websites, merchandising, commercial tie-ups, publishing, personal appearances, performances in non-wrestling events, and endorsements.

     9.2 Intellectual Property.

     (a) The Executive owns (i) the Executive’s legal name “Vincent K. McMahon,” and variants thereof (including “Mr. McMahon”), and (ii) the Executive’s likeness (collectively, “the Executive Intellectual Property”). The Executive hereby grants to the Company the exclusive right to use the Executive Intellectual Property during the Employment Term in connection with the business of professional wrestling and any other business in which the Company is now or during the Employment Term will be engaged, including, but not limited to, the exclusive rights to license, reproduce, manipulate, promote, expose, exploit and otherwise use the Executive Intellectual Property. The Executive hereby grants to the Company the non-exclusive right to use the Executive Intellectual Property after the Employment Term, as provided elsewhere herein. The Executive further acknowledges and agrees that the Company shall own in perpetuity all Works (including without limitation the Footage), as defined in Section 8.4 of the Agreement, and that the Company shall have perpetual rights in such Works, irrespective of the inclusion in such Works of the Executive Intellectual Property.

     (b) Except for the Executive Intellectual Property, any intellectual property rights, including but not limited to trademarks, service marks, copyrighted works, and/or distinctive and identifying indicia, including ring name, nickname, likeness, personality, character, caricatures, signature, props, gestures, routines, themes, incidents, dialogue, actions, gags, costumes or parts of costumes, accessories, crowns, inventions, championship, title or other belts (if applicable), and any other items of tangible or intangible property written, composed, submitted, added, improvised, created and/or used by or associated with the Executive's performance in the business of professional wrestling, sports entertainment or other business in which the Company is now or hereafter engaged during the Employment Term or prior to the Employment Term (collectively the “Company Intellectual Property”) shall belong to the Company, in perpetuity, with the Company retaining all such ownership rights exclusively throughout the world notwithstanding any termination of this Agreement. The Executive Intellectual Property and the Company Intellectual Property are hereinafter collectively referred to as “Intellectual Property.” In addition, the Executive agrees to assign and relinquish to the Company any and all claims of ownership and/or good will that otherwise would have been acquired by the Executive previously or in the future to and from the use of the Intellectual Property by the Company as contemplated hereby.

     (c) The Executive agrees to cooperate fully and in good faith with the Company for the purpose of securing and preserving the Company’s rights in and to the Intellectual Property. In connection herewith, the Executive acknowledges and hereby grants to the Company the exclusive worldwide right during the Employment Term of this Agreement (with respect to the Executive Intellectual Property) and in perpetuity (with respect to the Company Intellectual Property) to apply for and obtain trademarks, service marks, copyrights and other registrations throughout the world in the Company's name and/or on behalf of the Company’s designee and to enforce any and all of the Company’s rights therein. At the Company’s expense and request, the Company and the Executive shall take such steps, as the Company deems necessary, for any registration or any litigation or other proceeding, to protect and enforce any and all of the Company’s rights in the Executive Intellectual Property and/or the Company Intellectual Property and/or Works. Further, the Executive authorizes the Company to execute any documents on his behalf that are required by the U.S. Patent and Trademark Office in order to protect the aforementioned Intellectual Property.

     9.3 Merchandising.

     (a) The Executive hereby agrees that the Company shall have the right in perpetuity (exclusive during the Employment Term and non-exclusive thereafter) throughout the world to use and exploit the Executive Intellectual Property in connection with the manufacture, production, reproduction, reissuance, manipulation, reconfiguration, distribution, sale, and other commercial exploitation in any manner, now known or hereinafter discovered, of any and all copyrighted works, goods and merchandise, incorporating the Executive Intellectual Property. The Company shall own in perpetuity all copyrights in such copyrighted works and the Company shall be entitled to obtain copyright registrations in the Company’s name or on behalf of its designee. The Executive shall provide all reasonable assistance to the Company in so obtaining such copyright registrations, and the Executive authorizes the Company to execute any documents on the Executive’s behalf as attorney-in-fact that are required by the United States Copyright Office. For the avoidance of doubt, nothing contained in any subsection of this Section 9.3 shall limit in any fashion the Company’s perpetual and worldwide right, title and interest in and to the Works including the Footage.

     (b) Book Rights. The Executive agrees and grants the Company the right in perpetuity (exclusive during the Employment Term and non-exclusive thereafter) throughout the world to use, simulate and portray Executive Intellectual Property (including the Executive’s name and likeness), and the Executive’s voice, personality, personal identification and personal experiences, characters whether owned by him or the Company, incidents, situations and/or events which heretofore occurred or hereafter may occur as it relates in any manner to the Executive’s life and the Executive’s wrestling career, in connection with the licensing, sublicensing, manufacture, distribution, publication, and exploitation of the Executive’s autobiography or authorized biography (collectively “Book Rights”).

     (c) Publishing Rights. The Executive agrees and grants the Company the right in perpetuity (exclusive during the Employment Term and non-exclusive thereafter) throughout the world to use, simulate and portray the Executive Intellectual Property (including the Executive’s name and likeness), the Executive’s voice, personality, personal identification and personal experiences, characters whether owned by him or the Company, incidents, situations and/or events which heretofore occurred or hereafter may occur as it relates in any manner to the Executive’s life and the Executive’s wrestling career, in connection with the production and distribution of theatrical or other films, or other forms of audio/visual media now known or hereinafter discovered, as the Company shall determine in its sole discretion (collectively “Publishing Rights”).

     (d) Auction Sale Rights. The Executive agrees and grants the Company the right in perpetuity (exclusive during the Employment Term and non-excusive thereafter) throughout the world to sell via the Internet, television or through any other distribution method now known or hereafter created, by an auction method, any item containing the Executive Intellectual Property which shall include but not be limited to items containing the Executive’s signature (“Auction Sale”).

     9.4 Payments. During the Employment Term, the Executive has no right to any compensation or other payment with respect to any of the Executive’s services under this Section 9 or otherwise with respect to any Intellectual Property or the Works, other than the compensation payable to the Executive under Section 3 of this Agreement. Subsequent to the Employment Term, the Company shall pay to the Executive royalties for products created after the Date of Termination pursuant to the rights granted pursuant to Sections 9.3(a), (b), (c) and (d) above calculated in a manner consistent with royalties it pays to its other top stars generally.

10. Miscellaneous.

     10.1. Assignment; Successors; Binding Agreement. Except as expressly provided in this Section 10.1, this Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legatees, devisees, personal representatives, successors and assigns. In addition, the Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a significant portion of its business or assets, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless whether such agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Agreement

     10.2. Modification and Waiver. Except as otherwise provided below, no provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is duly approved by the Board and is agreed to in writing by the Executive and such officer(s) as may be specifically authorized by the Board to effect it. No waiver by any party of any breach by any other party of, or of compliance with, any term or condition of this Agreement to be performed by any other party, at any time, shall constitute a waiver of similar or dissimilar terms or conditions at that time or at any prior or subsequent time.

     10.3. Entire Agreement. This Agreement embodies the entire understanding of the parties hereof, and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof, including the Existing Employment Agreement and the Booking Contract; provided, however, nothing contained herein shall affect the force and effect of any provisions thereof that granted to the Company intellectual property ownership or use rights, or other rights, that pursuant to their terms or by their nature survive such agreement’s or agreements’ termination. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter of this Agreement, has been made by either party which is not set forth expressly in this Agreement.

     10.4. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut other than the conflict of laws provision thereof. Jurisdiction over disputes with regard to this Agreement shall be exclusively in the federal or state courts of the State of Connecticut.

     10.5. Withholding of Taxes. The Company shall withhold from any amounts payable under the Agreement all federal, state, local or other taxes as legally shall be required to be withheld.

     10.6. Notice. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid or sent via a nationally-recognized overnight courier or by facsimile transmission, addressed as follows:

     (a) to the Company, to:

          1241 East Main Street
          P.O. Box 3857
          Stamford, CT 06902

     (b) to the Executive, to:

          The address contained in the Company’s records for the Executive

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

     10.7. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     10.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     10.9. Headings. The headings used in this Agreement are for convenience only, do not constitute a part of the Agreement, and shall not be deemed to limit, characterize, or affect in any way the provisions of the Agreement, and all provisions of the Agreement shall be construed as if no headings had been used in the Agreement.

     10.10. Construction. As used in this Agreement, unless the context otherwise requires: (a) the terms defined herein shall have the meanings set forth herein for all purposes; (b) references to “Section” are to a section hereof; (c) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (d) “writing,” “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; (e) “hereof,” “herein,” “hereunder” and comparable terms refer to the entirety of this Agreement and not to any particular section or other subdivision hereof or attachment hereto; (f) references to any gender include references to all genders; and (g) references to any agreement or other instrument or statute or regulation are referred to as amended or supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).

     10.11 Indemnification. The Executive shall be entitled to the same indemnification rights as other executive officers of the Company pursuant to the Company’s Articles of Incorporation and By-laws, as in effect from time to time, and shall be covered under any directors and officers’ insurance coverage maintained by the Company with respect to its executive officers. Without limiting any other provision of this Agreement, this Section 10.11 shall survive the termination or expiration of this Agreement for any reason whatsoever.

     10.12 Compliance with Section 409A. The parties to this Agreement intend that the Agreement complies with Section 409A of the Code, where applicable, and this Agreement will be interpreted in a manner consistent with that intention. Notwithstanding any other provisions of this Agreement to the contrary, and solely to the extent necessary for compliance with Section 409A of the Code and not otherwise eligible for exclusion from the requirements of Section 409A, if as of the date of Executive’s “separation from service” (within the meaning of Section 409A of the Code and the applicable regulations) from the Company, (a) Executive is deemed to be a “Specified Employee” and (b) the Company or any member of a controlled group including the Company is publicly traded on an established securities market or otherwise, no payment or other distribution required to be made to Executive hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) solely as a result of Executive’s separation from service shall be made earlier than the first day of the seventh month following the date on which the Executive separates from service with the Company.

     10.13 Cost of Enforcement. In the event of litigation with respect to the Executive’s rights under this Agreement, if the Executive or his beneficiary substantially prevails in such litigation, then all of the Executive’s or beneficiary’s reasonable attorneys’ fees and costs and expenses associated with the proceedings shall be paid by the Company.

     10.14 Waiver of Punitive or Exemplary Damages. In no circumstances, whatsoever, shall either party to this Agreement be liable to the other party for any punitive or exemplary damages; and all such damages, whether arising out of the breach of this Agreement or otherwise, are expressly waived.

*  *  *  *  *

     IN WITNESS WHEREOF, the parties have duly executed this Agreement to be effective as of the date first above written.

WORLD WRESTLING ENTERTAINMENT, INC.

Date:	11/5/10	By:	/s/ Donna N. Goldsmith
Donna N. Goldsmith
Chief Operating Officer

-and-

Date:	11/10/10	By:	/s/ Lowell P. Weicker, Jr.
Lowell P. Weicker, Jr.
Chair, Compensation Committee

EXECUTIVE

Date:	11/12/10	/s/ Vincent K. McMahon
Vincent K. McMahon